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                                   EXHIBIT 2.2


                          CERTIFICATE OF INCORPORATION

                                       OF

                             NUPRO INNOVATIONS INC.


        The undersigned incorporator hereby executes this Certificate of Incorporation for the purposes of forming a corporation for profit in accordance with the laws of the State of Delaware.

                                    ARTICLE 1

                                      Name

        The name of the corporation shall be:

                             NuPro Innovations Inc.

                                    ARTICLE 2

                           Registered Office and Agent

        The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle county, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

                                     Purpose

        The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                    ARTICLE 4

                                  Capital Stock

        1. Authorized Capitalization. The total number of shares of all classes of stock which the corporation shall have authority to issue is 21,000,000 shares, $.001 par value, divided into the following: (i) 1,000,000 shares of Preferred Stock ("Preferred Stock") and (ii) 20,000,000 shares of Common Stock ("Common Stock").


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        2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, or any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof outstanding). If the number of shares of any such series is so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

        3. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote per share at each meeting of the stockholders of the corporation on all matters coming before the stockholders of the corporation, except as otherwise provided by law.

                                    ARTICLE 5

                                  Incorporator

        The incorporator of the corporation is:

                                         Gary Fitchett
                                         110 Ambleside Drive
                                         Port Perry, Ontario
                                         L9L 1B4
                                         Canada

                                   ARTICLE 6

                               Board of Directors

        The business and affairs of the corporation shall be managed by the Board of Directors, which may exercise all powers of the corporation and do all lawful acts and things as are not by law directed or required to be exercised or done only by the stockholders. The manner of establishing the number of directors (other than the number of the initial directors) to constitute the Board of Directors and the procedures for electing directors shall be as set forth in the Bylaws of the corporation. There shall be no cumulative voting in the election of directors.

                                    ARTICLE 7

                           Initial Board of Directors

        The initial Board of Directors of the corporation shall consist of three directors as set forth below. Such members of the initial Board of Directors shall serve until the first annual meeting of stockholders or until their successors are elected and qualified.

                                  John D. Alton


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                                  Gary Fitchett

                                Paul G. Fitchett

                                   ARTICLE 8

                                     By-Laws


        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the Bylaws of the corporation.

                                    ARTICLE 9

                            Meetings of Stockholders

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation. The stockholders of the corporation may not act by written consent, unless such written consent constitutes the unanimous consent of all stockholders.

                                   ARTICLE 10

                    Amendment of Certificate of Incorporation

        The corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon the stockholders herein are subject to this reservation.

                                   ARTICLE 11

                   Indemnification and Limitation of Liability

        The corporation shall indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. The personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation or otherwise affected person existing at the time of such repeal or modification.


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        I, THE UNDERSIGNED, being the sole incorporated hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on this 7th day of August, 1997.


                                                   /s/ Gary Fitchett
                                            ------------------------------------
                                            GARY FITCHETT
                                            Sole Incorporator


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